Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Brad Holmes, Investor Relations
(713) 654-4009 or
Don Kirkendall, President
(832) 369-6986

Petro Resources Closes $65 Million Credit Facility

Houston – (Market Wire) – September 9, 2008 - Petro Resources Corporation (AMEX:PRC “the Company”) announced that it closed two credit facilities with CIT Capital USA Inc. totaling $65 million on September 9, 2008.  The Credit Agreement is a $50 million revolving facility with an initial borrowing base of $17 million.  The Second Lien Term Loan is a $15 million facility which was fully drawn at closing.

The Company has utilized approximately $16.3 million of the facilities to retire all mezzanine debt incurred in acquiring its Williston Basin assets.  The Company is permitted to use the remaining available funds to finance its capital program, optionally redeem its outstanding preferred stock, and fund general corporate purposes.

As part of the transactions, the Company entered into a series of hedges with Macquarie Bank Limited.  These swap agreements cover approximately 127,000 barrels of oil at a swap price of $105.45 per barrel from October 2008 through December 2011.

CIT Capital Securities LLC was the Sole Lead Arranger and Sole Bookrunner for the transaction.  Canaccord Adams served as investment advisor to the Company.

Management Comments

Wayne Hall, Chief Executive Officer, commented; “The closing of these credit facilities is another significant milestone in our brief history.  These facilities will provide a lower cost of borrowing, provide more flexibility in the funding of our capital program, and provide the base for a future property acquisition.”

About Petro Resources

Petro Resources Corporation is an independent exploration and production company engaged in acquisitions of exploratory leases, acquisitions of producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States.

The Company is currently producing oil and natural gas from a geographically and geologically diversified reserve base. The Company’s net total proved reserves of more than 3 million barrels of oil equivalent is distributed among 18 fields in the states of North Dakota, Texas, and Louisiana.

For more information, please view our website at www.petroresourcescorp.com.

Forward-looking Statements

The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, and (3) estimates regarding the reserve potential of its various properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements.  Such factors include but  are not limited to: (1) the Company’s ability to finance the continued exploration and drilling operations on its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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